EXHIBIT 99.1

FINAL TRANSCRIPT

CSC – Q2 2009 Computer Sciences Corporation

Earnings Conference Call

Event Date/Time: November 12, 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

 Bill Lackey
 Computer Sciences Corporation - Director, IR

 Mike Laphen
 Computer Sciences Corporation - Chairman, CEO

 Don DeBuck
 Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS

 Rod Bourgeois
 Bernstein - Analyst

 Adam Frisch
 UBS - Analyst

 Brian Keene
 Credit Suisse - Analyst

 George Price
 Stifel Nicolaus - Analyst

 Vincent Lin
 Goldman Sachs - Analyst

 David Grossman
 Thomas Weisel Partners - Analyst

 Greg Smith
 Merrill Lynch - Analyst

 PRESENTATION

Operator

 Welcome to the CSC fiscal year 2009 second quarterly earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Bill Lackey Director of Investor Relations.

 Bill Lackey - Computer Sciences Corporation - Director, IR

 Thank you, operator and good afternoon everyone. Welcome to CSC's second quarter fiscal 2009 earnings conference call. We hope you've had a chance to read our financial results issues earlier this afternoon. With me this afternoon are Mike Laphen, Chairman and Chief Executive Officer who will begin with opening remarks and Don DeBuck, Chief Financial Officer who will review the quarter's financials. As usual this call is being webcast live at www.csc.com and we also welcome those joining us via that process. Additionally we have slides posted on csc. com which accompany our presentation today.

As always I must caution everybody that any statements on this call that are not historical facts may be considered forward looking statements under the Private Securities Litigation Reform Act of 1995. Forward looking statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these risks and uncertainties is contained in the company's filings with the SEC. Copies of these filings are available from the SEC's website, from CSC's website at www. csc. com or from us at Investor Relations.

Our presentation today includes certain non-GAAP financial measures. In an effort to provide additional information to investors, all non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find a reconciliation of these measures included in the tables attached to the earnings press release and they will be also -- also will be posted on the Investor Relations section of CSC's website. Finally, we assume no obligation to update the information presumed on this conference call except as required by law. Now, if you will please turn to slide number five, I will turn the call over to Mike.

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Thank you Bill and good afternoon, everyone. I'm again pleased to have the opportunity to speak with you about CSC's current business position as well as our second quarter financial results.

As shown on slide five, highlights for the quarter include revenue of $4.2 billion, up 5.5%. EPS of $2.95 including the positive impact of the resolution of the IRS examination for tax years 2000 through 2004. Operating cash flow of $401 million as reported. Free cash flow performance improvement of $181 million over last year's second quarter. New bookings in the quarter of $4.6 billion which is a 12% increase over Q2 last year. Resolution of the IRS examination for tax years 2000 through 2004 was a significant event for CSC. Over and above its impact on EPS, this resolution had positive impacts on both the balance sheet and ROI.

Improving CSC's cash flow has been a major focus for the management team and one that is doubly important in today's economic environment. Accordingly I'm pleased to note our continued improvement in free cash flow performance and the 1 1 day reduction in DSO compared to last year. This quarter also witnessed an important milestone in our NHS program with the launch of Lorenzo in two early adopter sites. The CEO of university hospitals of Morgan Bay has publicly expressed his support and confidence for the program given the extensive testing and planning performed before deployment and the immense benefit available to medical personnel and patients through the system. We are also actively engaged with the NHS in the south of the UK which was previously managed by Fujitsu and are encouraged by the level of interest from the NHS to have greater CSC involvement in that region.

In October, the commercial paper market became increasingly dysfunctional. We decided it prudent to drawdown in its entire tee an existing credit facility of $1.5 billion. This action ensures we have access to more cash than needed for our near term liquidity requirements and allows us the freedom to disengage from the commercial paper credit market. Our operating margin in the second quarter was 6.7%, up 30 basis points sequentially from Q1. Notwithstanding this improvement, Q2 investments in new business activities and work force realignment actions are expected to benefit second half margins. Consequently, we are reconfirming guidance for margin improvements up 25 basis points or more for the year. Our guidance for revenue and EPS has been adjusted to recognize the impact of the strong currency headwinds projected for the second half. Don will provide further details in his remarks.

Turning to slide number six, overall, revenue on an as reported basis grew 5.5%. Business solutions and services delivered 8% year-over-year growth. This line of business includes our commercial consulting and systems integration activities, business process outsourcing as well as other intellectual property-based solutions. Global outsourcing services delivered approximately 6% growth year-over-year. In times of economic difficulty the outsourcing component of our portfolio provides CSC with long-term recurring streams of revenue. Historically during periods of economic distress customers have been motivated to initiate or expand outsourcing relationships even while constraining discretionary spend. Currently our outsourcing pipeline stands at over $8 billion of opportunities.

Our North American public sector delivered 3% of growth. The pipeline of awards from the six high growth market segments such as identity management, health services and logistics and transportation continues to be strong. Overall, the opportunities set for North American public sector over the next 17 months is approximately $30 billion with approximately $9 billion scheduled for award during the balance of this fiscal year. A public sector is an important market within CSC's business portfolio. It operates in a manner largely independent of the overall economy and it often operates counter-cyclically.

Turning to our vertical industry, slide number seven, we experience growth in five of our six verticals with healthcare, manufacturing, and chemical energy and natural resources leading the way. The growth in manufacturing derives from the propensity to outsource in difficult times just as I have mentioned. Within our financial services vertical, we have seen a lengthening of the decision making cycles for some types of discretionary real spending. As conditions stabilize we believe the services we offer will continue to be in demand as they help companies reduce costs, improve profitability and comply with their regulatory environment.

As we move to slide eight, we are pleased with our new business success and the balance and distribution of these awards across our three lines of business. The slide details our year-over-year progress for the second quarter with its 12% growth. For the first half of fiscal year ' 09, bookings show a 45% growth over the first half of last year. As shown on slide nine, we continue to expand our global operations and develop the capability offered throughout our world sourcing network. Since the beginning of the calendar year, CSC has opened six world sourcing delivery centers including centers in Lithuania, China, Vietnam, Malaysia and the US. Having recently returned from our Board of Directors meeting in India and visits to our Asia locations and customers, I'm extremely pleased with our progress in adding local capability and capacity that extends value to these customers as well as those across the globe.

Going forward, as we move to slide ten, we know we are all operating in a tough environment that requires that we exercise caution and act prudently. We will continue to maintain our focus on tightening up our business operation which includes managing our cash, mitigating our credit risks and exercising the fundamentals of expense control. With respect to credit risks, we have implemented additional internal controls to mitigate our potential exposure to client credit risk. Our credit facility drawdown has removed our depend see on and the risk of a dysfunctional commercial paper market. Additionally, this has further lowered our exposure to the long-term debt market as we have the cash position necessary to repay the $200 million tranch of long-term debt that matures in March 2009.

While current economic conditions will provide challenge we must also take advantage of the market opportunities that will arise. These opportunities include providing high value solutions to help clients reduce their cost and be more profitable and competitive in this tough economic environment. We currently have both BPO and outsourcing services in the market and will align our sales and marketing capability to capitalize on these opportunities for new business. Second, market consolidation and changes in the regulatory environment are conditions that have historically created opportunities for our consulting businesses. Thirdly, the depth and breadth of our services and presence across both defense and civilian agencies within the US federal and the public sector markets within the UK, continental Europe and Australia, should provide future opportunity as administrations change and spending priorities shift in response to changing economic conditions.

Overall, we continue to focus on the items that are within our control and strengthen our business for future growth and improved revenue performance. While we can't control currency exchange rates which have become volatile, we will continue to manage the quality and performance of our businesses in local currencies as this, in our experience has always prove to be the best long-term course of action. In conclusion, we delivered profitable top-line growth and improved cash performance during the first half. We have steadily made progress in delivering on our commitments to the NHS and against our long-term strategy. Through prudent management, we have built a stronger foundation for continued operational performance and future growth.

Before I turn the call over to Don DeBuck, I'm pleased to share with you the news that CSC has appointed Michael Mancuso as Vice President and Chief Financial Officer effective December 1st, 2008. Mike previously served as Senior Vice President of General Dynamics and has decades of experience in executive financial management. His broad experience leading global financial operations makes him a perfect fit for this role within CSC and I look forward to working with him as we continue to execute our strategic growth plan and position CSC for future success. Thank Don for his service as interim CFO and for his many positive contributions to the company's progress. I look forward to his continued leadership and contributions to CSC's future growth and profitability. I will now turn the call over to Don for further details on the quarter's financials.

 Don DeBuck - Computer Sciences Corporation - CFO

 Thank you, Mike and let me thank you especially for those kind words. It has been a privilege to support you and the Company in the interim CFO role for these past months and I along with the rest of my finance colleagues look forward to supporting Mike. I also would like to thank everyone for joining the conference call today. Let's start with the financial highlights on slide 12 for the second quarter of the fiscal year 2009.

Second quarter revenues grew 5.5% to $4.2 billion with increases across all three lines of our business and constant currency revenues grew by 4.4%. Operating income or OI was $282 million, resulting in 6.7% OI margin compared to 6.8% last year and was up 30 basis points sequentially. We will talk more about Q2 operating results in a few minutes but our second quarter OI margin includes the impact of increased efforts around new business pursuits, a bit weaker financial services verticals than the comparable period last year and some actions in our global outsourcing line of business. Earnings per share of $2.95 includes $2.27 of net tax benefits in the tax line. Along with $0.04 negative impact from IRS resolution advisory costs and adverse foreign exchange movements from our previous guidance. We will talk more about these in a minute.

We had free cash inflow of $166 million, an improvement of $181 million compared to the same period last year. On a year-to-date basis, it is an improvement of $513 million compared to last year's third half. Does include some capital expenditure timing benefit from plan. DSO decreased to 91 days in the second quarter, an improvement of 11 days from the same period last year. We have been working hard on DSO and are encouraged by this quarter's results following by the first quarter's 7 days improvement. Let's move to slide 13.

We remain committed to providing additional explanations about our results so the significant tax and foreign exchange impacts on our reported EPS figure of $2.95 but not contemplated in our guidance deserves some explanation. Let's deal with the items affecting the tax line first. As announced in the second quarter we finalized with the IRS a resolution of our fiscal 2000 through 2004 tax returns resulting in an EPS benefit of $2.43. As we said, this is a very significant milestone for CSC with a resolution of some of our outstanding tax matters. We have now resolved with the IRS a number of complex tax issues covering ten fiscal years in a period of months. Increased provisions for estimates under FIN48 arising from recent international tax audits across three jurisdictions resulted in a net $0.16 adverse impact for this quarter. Taken together we get a net $2.27 EPS benefit in the tax line for these tax items this quarter. Outside advisory costs related to finalizing the IRS resolution had approximately $0.02 of adverse EPS impact. These costs are in the corporate G&A line and due to outside assistance and review of the IRS agreement.

Finally, unfavorable exchange rate movement from the baseline of our guidance reduced EPS by about $0.02. Rates began to move sharply late in the quarter ending October 3rd. Current spot and forward rates yield a more pronounced impact on our second half projections. We will return to that in a bit. Netting these items which were not contemplated in our previous guidance yields and adjusted $0.72 for EPS which is within the range of our $0.70 to $0.80 guidance for the quarter. We will talk more about the operating drivers and what is driving our continued outlook for the full year. Let's turn to slide 14.

Second quarter revenues were $4.2 billion, a growth of 5.5% was reported and on a constant currency basis revenues increased by 4.4%. On a year-to-date basis constant currency growth is 8% with as reported growth rate for the six months of 10.4%. Now let's move to the next slide and break out revenue by our three lines of business.

North American public sector or NPS generated revenues of $1.5 billion, 3% higher than the same quarter last year. An increase of $116 million in defense was off set by a decline of $54 million in the civil sect for from contract completions. A significant portion of the growth was driven by the increase on the US Army strategic services sourcing contract. We now expect the full year NPS growth to be in the 5% to 7% range. At global outsourcing services, or GOS, revenues grew 6% as reported to $1.7 billion helped by a new business win in the manufacturing vertical as well as some higher pass through on an aerospace contract and other increases across multiple contracts.

Business solutions and services are BS&S revenues increased by 8% as reported to $1.1 billion. The first consulting group acquisition contributed approximately five percentage points of growth within BS& S. Revenue from the national healthcare project and project work in the Europe central region also contributed to the growth. Offsetting these increases BS&S financial services revenue declined due to decreases in software license sales in both the US and Europe. Last year's second quarter was particularly strong for license sales but the sector faced some decision postponement as the liquidity crisis impacted the financial services market. The credit crunch also impacted revenue for the Company's US credit services business as demand for credit reporting decreased and revenue declined for the quarter.

Finally, as you can see on the pie chart, the three business lines maintained a stable mix over the last year with NPS, GOS and BS&S accounting for 35%, 40% and 25% of our second quarter fiscal 2009 consolidated revenue respectively. About one-third of our revenue is generated from the relatively stable US federal market with another one-fourth coming from the BS&S segment. This diversity and breadth of our mix helped mitigate us from some downside during normal economic slow downs while still providing growth potential for those who seek to turn to IT systems and outsourcing to reduce costs in the longer term. Now, let's move to OI on slide 16.

The second quarter OI margin was 6.7% just below that of the prior year. The comparatively higher margin for NPS is due to the prior year's $42 million charge related to our long-term development implementation contract with the IRS. Within GOS, higher SG&A costs were incurred for new business efforts including adding new customer relationships executives and local branding initiatives. In addition, as we noted last quarter, the start up cost on a GOS contract would impact this quarter. We also incurred costs to reduce an off-shore staff which is reported in operating costs impacting the OI margin versus the special line item we used previously with our formal restructuring program. The net impact of all of the above was a 1.5 percentage point decrease in OI margin for the GOS line of business.

Within BS&S financial services software license sales were down about $9 million versus last year's strong second quarter. Also the Company expensed the movement of a financial services data center at approximately $5 million of cost which will yield benefits on a go forward basis. By the way, in the supplemental slide information at the back of the presentation, we have included the fiscal 2008 quarterly break outs for revenue and operating income by line of business so you have the comparative baseline for the rest of the fiscal year. Let's now view our results from an income statement perspective on slide 17.

Again, revenues were up 5.5%. Operating costs as a percentage of revenue increased slightly from 93.2% same quarter last year to 93.3%. The components that makeup the 93.3% are cost of services, which accounted for 80.5%, a 0.5% lower than the second quarter in 2008. As I mentioned earlier the primary drivers were the $42 million pretax charge in NPS in the second quarter of last year partially offset this quarter by the reduced financial services license sales and the GOS contract start up issue. Business unit SG&A excluding corporate G&A is the second component of operating costs and was 5.5% of total revenue up by 0.5% from the same period last year due to the Company's increased new business efforts with a customer relationship executives and local branding I noted earlier. We saw an increase in legal fees associated with the class class action litigation in Q2 as we are preparing for the class certification hearing in early December and our legal counsel has been engaged in settlement discussions and mediation proceedings as well.

Turning to the third component of operating costs, the lower cost of services and higher SG&A off set each other but depreciation and amortization are up .1% primarily due to additional software utilization. Other income consists of primarily foreign exchange gains and losses. Last year's second quarter included an overall foreign exchange gain while the second quarter was near breakeven due to CSC's expanded hedging program. Our income tax provision for the second quarter included the credit for the IRS resolution offset by tax rate provisions under FIN 48 international tax audits I mentioned earlier yielding an as reported EPS of $2.95. Next, let's review our balance sheet on slide 18.

Cash and cash equivalents increased from $699 million at the end of last fiscal year to $742 million at the end of the second quarter as the company deliberately maintained higher cash balances as a result of the September 2008 credit market dislocations. We built up an additional $140 million of incremental cash in September to prepare for further contractions in the credit market. We continue to issue commercial paper to add to the incremental cash in October after quarter end until we drew down the $1 .5 billion credit facility and decided to withdraw from the CP market. Accounts receivable decreased by $321 million during the first six months of fiscal 2009 aided by the company's collection efforts and reduction of unbilled balances. As a result DSO improved to 91 days, 11 days lower than the same quarter last year.

Total interest bearing debt increased by $300 million during the first half of the fiscal year including the increase of the commercial paper borrowings. As Mike mentioned on October 22nd, CSC borrowed the $1 .5 billion available under its credit facility which expires July 12th, 2012. CSC took the action due to the instability in the commercial paper market. The primary use of proceeds was to repay maturing commercial paper and term debt. We are discontinuing issuing commercial paper in light of the market volatility.

Let me give you some particulars about the terms of the drawdown. The borrowing is good until July 12th, 2012. The loan's interest rate is LIBOR plus 32 basis points. We can choose the interest period for either one, two, three or six months and will use the corresponding LIBOR to fix the rate for that period. Th interest rate for the initial draw was fixed at 4.1% for the first six months based on six month LIBOR.

Now, let's focus on cash flow on slides 19 and 20. We had a strong free cash inflow of 166 million in the second quarter, an improvement of $181 million as compared to the $15 million outflow for the same period last year. Cash flow generated from operations was $401 million, an increase of $87 million over last year's second quarter. Capital spending which excludes acquisitions was approximately $235 million in the second quarter, $94 million less than the second quarter last year. The $371 million IRS resolution is non-cash as it relates to reductions in the Company's tax liabilities for uncertain tax positions and related accrued interest and penalties. Slide 20 looks at the cash flow performance on a year- to-date basis. Operations generated $345 million cash inflow in the first six months an increase of $437 million from the comparable period last year. The change in working capital was the key driver to the improvement. Working capital increased approximately $402 million during the first six months of fiscal 2009 compared to an increase of $966 million for the comparable period last year. The change in working capital was primarily driven by the accounts receivable improvement. Accounts receivable decreased to $321 million during the six months year-to-date compared to an increase of $314 million in the prior year period. And again DSO improved to 91 days for the second quarter from 102 days from the same period fiscal 2008.

Let's move onto slide 21 which updates the trend of our DSO and free cash flow. The left chart shows our DSO was 11 days lower than the second quarter last year. Of our top 25 commercial clients about three quarters are rated investment grade with the balance about evenly split between non rated and non investment grade. On the right hand of the chart is the free cash flow trend. As I mentioned before, the primary drivers for the cash flow improvement include improved day sales outstanding, higher earnings and lower capital expenditures.

Let's move to ROI on slide 22. ROI is the trailing 12 month profit before interest and after tax margin mute applied by the investment base turnover and we got a strong base this quarter from the IRS resolution. Now let's talk a bit more about our operating margins and support for our outlook. In slide 23, it is evident that we have history of stronger second half performance. During our first quarter call, I talked about some of the items which improve margins as we go through the year. Items like fixed-cost items in global outsourcing like large enterprise software costs which are relatively fixed independent of volume. So as revenues grows we pick up additional margin that fixed cost is a growing percentage of growing revenue. Work force optimizations which take place in the first half of the year to yield a benefit by the end of the year. The fourth quarter has the largest number of billable days as it has fewer vacation and holiday absences. Given our target of 25 or greater basis point improvement for the year, our second half performance has to approach 10% OI margin.

How do we get there? If you turn to the next slide, we have taken numerous actions in the first half to generate result in the second half. We have realigned head count reducing approximately 2300 heads including Director and Vice President levels primarily in the US and evenly split across the three lines of business. Offsetting the head count reductions are approximately 3000 new hires in India and other low-cost locations which will drive increment second half margin compared to last year. We have also opened directed cost reductions on discretionary and non-billable or overhead and G&A activities to improve margins year-on-year. From a total operating income perspective, the incremental margin on the second half revenue compared to last year translates into $75 plus million dollars. From a line of business perspective, we project incremental margin improvement second half year-on-year to breakdown as $5 million to $10 million at NPS, $20 million to $30 million at BS &S and $40 million to $50 million at GOS.

NPS will benefit from their headcount reductions and collapsing of some divisions eliminating some senior positions. The increase at BS&S results from improved utilization and stronger year-on-year performance at CSC India as they rationalize legal entities, back offices and pick up the pace on new business as well as NHS revenue increases in the second half providing a mixed benefit. GOS performance is the biggest improvement with benefits from greater off shoring, head count reductions including higher level personnel and clearing the headwinds from contract issues affecting last year's second half. While not an operating income item, the draw down of the (inaudible) will have an adverse interest expense pre-tax of about $16 million in the second half while the IRS resolution will reduce tax related interest expense by about $12 million in the second half with the two sort of approximately washing out. That leads us to our guidance on page 25.

This table represents guidance for the third quarter and full fiscal year viewed from our budget currency translation rates and forward translation rates and forward translation rates from November 4th. Fundamentally adjusting for the Q2 net tax benefit we'd be within the range of previous guidance if exchange rates hadn't taken such a dramatic turn. And you can see that from the left side of the slide. Our original guidance is $4.20 to $4.40 for EPS. Absent currency movements and the net tax benefit we tightened that range from $4.20 to $4.30. The net tax benefit when added to that gives the GAAP EPS guidance of $6.45 to $6.55 at the budgeted currency translation rates. At November 4th, forward translation rates for our major currencies and spot rates for others, the recent currency exchange rate movements have a significant impact knocking off 2 percentage points on revenue growth for the baseline guidance for the year and about $0.15 of EPS. Not only is more of our income in the back half of the year but the mix of US versus international has an increase in international's share in the second half, particularly in Europe.

So as the slide indicates, assuming the currency exchange rates as profiled, we anticipate revenue for the third quarter to be in the range of $4.1 to $4.2 billion and earnings per share to be in the range of $1.00 to $1.10. For the full year, we project revenue to be in the $16.8 to $17.8 billion range and adjusted EPS to be $4.05 to $4.15 which when added to the net tax items yields a GAAP EPS projection of $6.30 to $6.40. The Q2 IRS resolution benefit of $2.43, loses about $0.02 in rounding when you get to a full year share based calculation. Tax rate assumptions for the full year when adjusted for the net tax benefit from the IRS resolution and the increased provisions for the international audits is mid to upper 30% with Q3 at nearly 40% and Q4 at mid-30% with the swing due to the timing of discrete items. We are projecting good OI margin improvement in Q3 compared to last year but are seeing adverse movements below the operating line.

Last year's Q3 as reported EPS was $1.06 and included about $.05 of restructuring special items. It also included foreign exchange gains. We don't forecast those gains or losses in our guidance and that is about a $0.09 swing in that line item. Q3 last year also had a much lower tax rate than we are projecting for this year's Q3 which is about an $0.11 swing. So we've got about $0.20of headwind in the comparison for those below the operating line items. We will maintain our free cash flow guidance of 80 to 90% of adjusted net income excluding the impact of adjusted tax benefit and net income.

Before I close, there has been a lot written about companies with defined benefit pension plans. I would like to give some more background about CSC's plans and some additional insight because that is not evident from our 10K pension footnote. Looking at slide 26, in the US, our pension plans are contributory and therefore not all eligible employees participate. As shown in the fiscal 2008 form 10-K, CSC's contribution was $126 million and the employees contributed $47.5 million for US plans for fiscal 2008. The US plan benefits are based on the participant's career average salary not the last few years of service. About half the participants are employees in NPS and therefore a portion of any increase or decrease is offset by cost reimburseable contracts. Also if one focuses on the under funded status of the US plans, one needs to understand a majority of the under funding of the US plans as shown in the 10-K footnote is due to two non-qualified supplemental plans which are unfunded. As with all unfunded plans market returns do not impact the expense, funding levels or funding status of these supplemental plans.

Looking at slide 27 for CSC's non US plans which is principally a defined benefit plan in the UK. The plan design is much the same as much in the US. It is a contributory plan and therefore not all employees participate. UK plan is closed to new employees except for employees coming to CSC through an outsourcing contract who were previous members of defined benefit plan. Outside the US, CSC's pension plans had under funding of $223 million at the end of 2008. Although smaller about 15% of the under funded liability is for unfunded plans.

Let's turn briefly to a sensitivity analysis of CSC's pension plans on page 28. We've looked at CSC's pension plan performance through September 30th calendar year-to-date which showed a negative return on a global basis of approximately 16%. As was disclosed in the 2008 form 10-K, holding all other assumptions constant for every half percentage point increase or decrease in the expected rate of return CSC's global pension expense would increase or decrease by $19 million. But in an analysis such as this, you need to consider the changes and other factors such as interest rates which determine discount rates. Pension expense is much more sensitive to the discount rate. Again from the 10-K for every half percentage point increase to the discount rate our pension expense decreases $48 million or almost 2.5 times the impact from the expected rate of return.

On slide 28, we have laid out a scenario to give you a better sense of the impact of current market conditions on CSC's pension expense and employer contributions. For fiscal 2009, we recapped the pension expense and funding levels for CSC's US pension plans and it's on US plans. We then estimated those factors using September 30, 2008 as our pension's measurement date in lieu of March 31, 2009 which is our next required measurement date. For fiscal 2010, CSC's pension expense would decrease by $45 million in the US and increase by $18 million outside the US. In the US, employer contributions would increase by $49 million. Although the market value of assets decrease from the last measurement date, there are several reasons the fiscal 2010 expense decreases from fiscal 2009 under this hypothetical scenario.

The first reason which applies to the US only is any impact of asset returns less expected returns is smooth before it is factored into the calculation. For example, this year's shortfall will be averaged with asset values over three-year period to calculate the unrecognized loss. The (inaudible) allows companies to average up to five years. We use three. This loss is then amortized over the remaining service life of the participants. The second reason is the discount rate CSC uses reflects the market rate for high-quality, fixed-income debt instruments as of the measurement date. These rates increased over the past nine months and therefore the assumed discount rate would have increased almost 1 percentage point over that period. The higher discount rate causes the pension expense to decrease more than the lower asset values cause the pension expense to increase.

Outside the US, the majority of the impact is driven by the UK plan. In the UK any increase in funding would depend on an agreement between the UK plan trustees and the Company. These funding agreements or recovery plans are discussed and finalized every three years. The last one was finalized in mid-fiscal 2008 but the company agreed to make the additional funding payments retroactively to fiscal 2007. While three years from mid-fiscal 2008 is mid-fiscal 2011 it is possible that any additional increases in employee funding for non US plans could occur earlier. Hopefully that gives you some more background about our pensions.

To conclude my remarks for the second quarter, we achieved strong cash performance and significant improvement in DSO. We significantly enhanced our liquidity with the drawdown of our credit facility. We have established a foundation for margin improvement in the second half of the year and I must caution that currency fluctuations may continue to affect the company's projections. That concludes my comments and let me turn things now over to Bill.

 Bill Lackey - Computer Sciences Corporation - Director, IR

 Thank you, Don. We are now ready to take questions, please. Thank you.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Our first question is from Rod Bourgeois from Bernstein.

 Rod Bourgeois - Bernstein - Analyst

 Thanks for the continued improvement in the disclosure here and the slides. It is helpful. I wanted more detail on the free cash flow outlook. You have the year-over-year improvement in free cash flow but it looks like you are leaving your full year guidance in tact. Have you created more buffer for yourself in the second half of the year on your free cash flow guidance but you are leaving it in place to be conservative or are you expecting different headwinds in the second half that weren't anticipated prior to your upside in the quarter that you just reported?

 Don DeBuck - Computer Sciences Corporation - CFO

 Rod, thanks for those comments about the disclosure. Thanks very much for that. As I commented, we have some of the capital expenditure some of that we view as timing and some of that has come back the other way. We are very pleased with our DSO performance. We are not satisfied yet. We will continue to work that. I think we are leaving the guidance where it is for right now but I'm emphasizing that we will continue to work very, very hard.

 Rod Bourgeois - Bernstein - Analyst

 Can you specify what your DSO assumption is imbedded in your cash flow guidance? I was assuming maybe a five day improvement for the year was already imbedded in the guidance and you seem to be exceeding that assumption on the DSO front. Do you have a new DSO assumption for your free cash flow?

 Don DeBuck - Computer Sciences Corporation - CFO

 You are right five days is what we talked about. We are tracking more favorable to that. I would like to let the results speak for themselves as we come through that without getting into the specifics.

 Rod Bourgeois - Bernstein - Analyst

 Should we assume that if you keep your DSO's at the current level that you are in the position to exceed your free cash flow target for the year or is there an offsetting item that would preclude the free cash flow guidance from being exceeded.

 Don DeBuck - Computer Sciences Corporation - CFO

 There is projected timing on the capital expenditure profiles that are having us leave our guidance where it was.

 Rod Bourgeois - Bernstein - Analyst

 Great.

Operator

 Our next question is from Adam Frisch with UBS.

 Adam Frisch - UBS - Analyst

 Thanks, guys. Surprise Rod didn't ask about the pension. I wanted to offer my thanks for all the color there. A quick housecleaning item. Was the guidance changed just based on FX or was there also a change in business fundamentals?

 Don DeBuck - Computer Sciences Corporation - CFO

 I think as we have laid out for you on the translation rates on the left part of that slide on 25, the original guidance, we have tightened it by $0.10.

 Adam Frisch - UBS - Analyst

 Right.

 Don DeBuck - Computer Sciences Corporation - CFO

 I would say that there is a bunch of moving parts but -- absent these changes in the currency rates, we would be with the original guidance.

 Adam Frisch - UBS - Analyst

 That's perfect. On the bookings front, the trailing twelve months year-over-year comps were positive again for the second quarter in a row. That is usually a good omen for revenue acceleration and margin expansion a few quarters later. Can you talk a little bit about your pipeline and what you think you will do in the back half of the year and whether or not you think the trailing twelve will remain positive?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 This is Mike. We are pleased with the pipeline. We gave you some color on the pipeline. I think both in the NPS sector and in the out sourcing sector, we would expect to see some uplift there with the activity that is going on. We are seeing some robust activity in the outsourcing market. I think some of it as a result of the macroeconomic conditions. As you said, that lags a bit and I think that's more towards a six month window. I guess what we are being a bit cautious on is the discretionary spend in our business solutions and services. We are trying to balance the impact of those two and incorporate that as well as we can in the guidance we are giving right now.

 Adam Frisch - UBS - Analyst

 Thanks. One follow-up on NHS. You touched on it in your comments. We are hearing some delays, some postponements out there. All the things we are hearing about there in the media, with this contract you can't always believe what you read, the kinds of delays we are hearing about, are they incorporated in your guidance and we should not expect an adverse impact if we see these kinds of developments within NHS.

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 People sometimes focus on the negative press that comes out of the UK. There is also positive press that comes out and particularly from the NHS. Our confidence continues to build on the program. We are pleased with our progress. Where we are today is incorporated into the guidance. The user response has been very positive at the early adopter sites. It's a matter of just making sure that everybody is absolutely comfortable with turning the switch all alive and I think we are getting very close to that but where we are today in terms of schedules is built into our guidance.

 Adam Frisch - UBS - Analyst

 Thanks, guys. Good job.

 Don DeBuck - Computer Sciences Corporation - CFO

 Thank you, Adam.

Operator

 Our next question comes from [Brian Keene] with Credit Suisse.

 Brian Keene - Credit Suisse - Analyst

 Just to follow-up on that, I guess my understanding from talking to people in the UK is that the implementation or rollouts are behind schedule from original plan and the schedule to go live has been postponed. I know it is in your guidance, can you talk about what is was the original plan to where you are now?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 The original go live was I believe -- I don't want to speak for the NHS -- I think it was around the September timeframe. We are obviously past that. We don't expect to be much further past that. I think it is just a matter of the customer getting completely comfortable with the software. I think, again, if you speak to the hospital sites where we have deployed it, the early adopters, that's very positive feedback. As I mentioned in my comments the CEO of Morgan Bay hospital, acute care hospital, major care hospital has spoken very positively about the functionality in the program. So the NHS has taken the position that that they want to absolutely ensure that they have patient care, patient safety is the number one objective and if that takes a little bit longer, than that's the path we will go down and we will support them on that.

 Brian Keene - Credit Suisse - Analyst

 For the whole operation to go live, it will take some time and I assume it will be stagnated going forward, how will that impact the financials, what you originally thought to what it is going to look like now?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Everything is incorporated into the guidance as to where we are exactly right now and as I said, our confidence continues to build in the program.

 Brian Keene - Credit Suisse - Analyst

 The new live time frame is scheduled for this quarter at some point?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 I don't think the NHS has struck a specific date on that. I think that is simply when they feel they are ready to turn that switch and we think it will be sooner rather than later. I don't want to speak for them explicitly to when that is. They have not set a specific date.

 Brian Keene - Credit Suisse - Analyst

 Don, I didn't catch-- I know there are some acquisitions in there-- the organic growth in the quarter.

 Don DeBuck - Computer Sciences Corporation - CFO

 We talked about the first consulting group was the acquisition group and I gave reference to how much it is within BS&S particularly the financial services, our Q has now been filed the specific of how that lays out for the composite for the company, the individual slides for the 10-Q.

 Brian Keene - Credit Suisse - Analyst

 You don't have it handy, the organic growth?

 Don DeBuck - Computer Sciences Corporation - CFO

 I'm flipping. 1.7% of the total.

 Brian Keene - Credit Suisse - Analyst

 Thank you very much.

 Don DeBuck - Computer Sciences Corporation - CFO

 Okay.

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Thanks, Brian. Next question?

Operator

 Our next question comes from (inaudible) with Cohen and company.

Unidentified Participant - Cohen & Company - Analyst

 NPS I think you said grew about 3% for the quarter. The pipeline is strong and I guess the real question here is-- what do we do to get growth to accelerate in that part of the operation given the fact that it should be defensive in the current environment?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 As we said, we had some contract close downs that negatively impacted the number for this quarter for this quarter. We are projecting 6% for next quarter given some of the recent wins we have had. We continue to have a good pipeline there. I think Don gave a full year growth number of 5% to 7% for NPS. I think that's a reasonable projection at this point in time based on what we see and feel out there.

Unidentified Participant - Cohen & Company - Analyst

 Is there anything that we should be aware of in terms of policy changes given the new administration looking at the public sector side of the business?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 I think it is a little too early to project that. I think we would all probably assume that there would be some level of shift from defense to citizen services. I think it is probably going to take up to a year to really see that reflected in the budgets themselves and in the programs themselves. It takes that long to get people in place and the opportunity to review things. From our standpoint and given our footprint in both the civilian agencies and the defense, I think we are extremely well positioned. I don't think IT spending will go down across government in general. I think they still -- the wave of retirements of current civil servants, that wave is still coming and I don't think there will be any choice but to continue to contract out for IT service support. I think the general consensus around here in Washington is we're not going to see a significant change at least for a year out.

Unidentified Participant - Cohen & Company - Analyst

 Last question, can you make any comments on the integration of the acquisition in India? Are we done with the integration efforts? Where are we at?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 India is integrated. It is all under Raj Vattikuti front to back. The CSC legacy and the [Covances] resources are totally integrated into one business unit.

Unidentified Participant - Cohen & Company - Analyst

 Thanks.

Operator

 Our next question comes from George Price with Stifel Nicolaus.

 George Price - Stifel Nicolaus - Analyst

 Thanks for taking a couple of questions. Very much appreciate, Don, the historical segment data. The first question -- going back -- you noted the original guidance. You tightened it down $0.10. Obviously there is some sort of change implied in that. Is that driven by discretionary? You see the macro environment evolving as it is. Is there something else in there?

 Don DeBuck - Computer Sciences Corporation - CFO

 I think it is fair to say it is our caution around the macro environment. I think as we looked at it and looked -- we gave you the range of $4.20 to $4.40. We thought there was more downside risk than upside potential given what we see in the macro picture. We thought it best to tighten it up a little bit.

 George Price - Stifel Nicolaus - Analyst

 Totally understandable. Want to make sure that was what we were talking about. On the free cash flow, you mentioned some timing benefits for CapEX. It sounds like you are set to come back in the second half. Can you be a little more specific about what those are. Given the focus on cash in the near term, did you defer CapEX?

 Don DeBuck - Computer Sciences Corporation - CFO

 It is more customer driven and customer timing than it is internal CapEx. It may just be the timing of working with customer programs where we may have a capital refresh requirement, etc. so those kinds of things.

 George Price - Stifel Nicolaus - Analyst

 Okay. Last thing, stepping back, wanted to maybe get your thoughts. Mike, you talked about this on the valuation of the stock and the company. Obviously everything has been hit incredibly hard, nobody likes looking at the screen or their 401K at this point. Arguably the stock prices entirely attributable to the potential value of your very strong federal business. Any thoughts at this point on that?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 No. I think the stock price just reflects the craziness in the market and so -- I don't -- I don't think it reflects a specific business unit or element of the business. From my perspective, it is an irrational market at this point in time and it reflects an irrational price.

 George Price - Stifel Nicolaus - Analyst

 Quickly for Don, what was the pro forma tax rate? It is about 44.

 Don DeBuck - Computer Sciences Corporation - CFO

 I was going to say about 43 I think excluding the net IRS items for the quarter.

 George Price - Stifel Nicolaus - Analyst

 Great. Thanks very much guys.

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Next question?

Operator

 Our next question comes from Julio Quinteros from Goldman Sachs.

 Vincent Lin - Goldman Sachs - Analyst

 Hi this is Vincent Lin sitting in for Julio. In terms of the demanding environment, I was wondering if you can provide more color in terms of the demand environments here in the US versus the rest of the world specifically in Europe for your commercial business?

 Don DeBuck - Computer Sciences Corporation - CFO

 Can you say it again?

 Vincent Lin - Goldman Sachs - Analyst

 Yes, just wondering if you can provide more details and commentary in terms of how you see the demand environment shaping up here in the US versus the rest of the world specifically in Europe given your exposure there?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 I don't think were seeing all that much difference between the US and Europe and -- I think what we're seeing and most in our industry is a slow down in the decision process on a discretionary spend. We have incorporated that into our numbers-- we are fortunate that we have a large public sector business both in the US and in Europe so that keeps us well balanced and we are seeing active interest in outsourcing in both US and Europe. So I think like everybody else, we are seeing some softness in the discretionary spend, particularly in financial services and automotive.

 Vincent Lin - Goldman Sachs - Analyst

 Understood. Related to that for financial services, I'm wondering into the month of October and so far in November, have you seen that vertical stabilized or is the trend continue to worsen for that vertical specifically?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Well, we are not seeing any major differences. You have to take into consideration that a significant portion of our financial services work is in the insurance side of financial services as opposed to banking. Again, I think we are a little less exposed and seeing a little less of the impact than some of our competitors might see who are involved significantly in the capital markets and also the retail banking.

 Vincent Lin - Goldman Sachs - Analyst

 Got it. Lastly, just quickly, I think I know the answer. Just given the timing. For the incoming CFO wanted to confirm that he wasn't involved in the planning process as far as the revised guidance is concerned?

 Don DeBuck - Computer Sciences Corporation - CFO

 No, he has not been involved in any of the financials.

 Vincent Lin - Goldman Sachs - Analyst

 Great. Thanks.

Operator

 Our next question is from David Grossman with Thomas Weisel Partners .

 David Grossman - Thomas Weisel Partners - Analyst

 Don, just a quick question getting back to your guidance. Can you give us a sense for what kind of assumptions you are making going forward in the second half of the year or what the constant currency revenue growth we should think about in terms of the guidance for the third and fourth quarter?

 Don DeBuck - Computer Sciences Corporation - CFO

 Well, again, for the calculations that we did, we went and used the six month forward projections for the key currency as noted there on the bottom of the slide from a constant currency perspective, give me a second here -- it would look like for the full year, we would be at about 7.5% to 8% on a full year basis constant currency. Is that what you were looking for?

 David Grossman - Thomas Weisel Partners - Analyst

 Yes, exactly. Just in terms of how the -- I assume that you do hedge. Do those hedging gains and losses show up in other income on a net basis?

 Don DeBuck - Computer Sciences Corporation - CFO

 Yes.

 David Grossman - Thomas Weisel Partners - Analyst

 Can you just tell us what those were in the quarter?

 Don DeBuck - Computer Sciences Corporation - CFO

 They balanced out to basically nothing. Between the cost of the hedging and any gains we got basically just was so small to not even bother putting it on the slide. Under 200K.

 David Grossman - Thomas Weisel Partners - Analyst

 And that includes the balance sheet translation as well?

 Don DeBuck - Computer Sciences Corporation - CFO

 Not the translation adjustment. The hedging costs for the balance sheet foreseeables would be in that but the translation adjustment appears on the other comprehensive income as an adjustment.

 David Grossman - Thomas Weisel Partners - Analyst

 Just, Mike, going back to the NHS, I know there have been a couple questions about this already, I'm wondering if you can remind us of what the milestones are, the major milestones in the contract?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 We have two major milestones in the second half. One is the final sign off on primary care solution that supports the general practitioners and the second one is the sign off on release one that is out on the early adopters. Those are the two that we need to make happen in this half and we are feeling reasonably comfortable that we will accomplish those.

 David Grossman - Thomas Weisel Partners - Analyst

 The things that I think have been referenced in the press are primarily the release one of the early adopters, is that right?

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 You have to remember that things in the press aren't just about CSC. You know, there is another provider out there working on the NHS program and some times there is no distinction made between the two providers. So again, I would direct you to the specific hospitals or the specific centers where we are working and check that feedback and I think you will get very positive feedback.

 David Grossman - Thomas Weisel Partners - Analyst

 I guess where I was going, Mike, was it sounds like release one, you have the three adopters that have to sign off. On the GP side, how does that -- how does that approval process work? Is there a centralized --

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 There is a centralized one. As I understand it is a single instance that supports all the GPs and there is a single sign off on that. You are taking me a little deeper here. We will get you more details if you need it.

 David Grossman - Thomas Weisel Partners - Analyst

 Last thing on the NHS, in terms of the milestones, are we talking just about cash flow milestones for fiscal '09 with the implications with earnings in fiscal '10 as it rolls out or are there earnings and cash flow implications for the milestones in fiscal '09?

 Don DeBuck - Computer Sciences Corporation - CFO

 There are both. Achievement of the milestones brings certain revenue recognition milestones as things come out of work in progress and have revenue and recognized associated with that with the margin and then the cash as well.

 David Grossman - Thomas Weisel Partners - Analyst

 Okay. Just to close that out, then, Don, can you give us any sense at least in ranges, what kind of exposures we have if for some reason it does get pushed into fiscal '10 in terms of the implications to cash flow and earnings in fiscal 2009?

 Don DeBuck - Computer Sciences Corporation - CFO

 We think we have calculated all that within our guidance and I would like to leave that at that.

 David Grossman - Thomas Weisel Partners - Analyst

 Thank you.

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 We have time for one final question.

Operator

 Our last question comes from Greg Smith with Merrill Lynch.

 Greg Smith - Merrill Lynch - Analyst

 I was confused on what you said about off shore head count. I thought I heard there were some reductions but also some incremental shifts. Can you clear up what went on with off shore head counts?

 Don DeBuck - Computer Sciences Corporation - CFO

 We have taken a significant reduction in head count in higher locations, if you will and a lot of that primarily within the US, in the Americas so what I was trying to say numbers around 2300 reductions globally but the bulk of those in the Americas but at the same time we have hired about 3000 people in India. It is not necessarily one for one of this job was reduced in a corresponding job was hired in India. They may be completely different in what functions they perform and how billable they are. There is clearly a mix happening of the balance of CSC's employee population is decreasing relatively in the higher cost locations and increasing in the lower cost locations.

 Greg Smith - Merrill Lynch - Analyst

 Okay. And so all those -- the reductions all ran through the P&L, any severance ran through the P& L this quarter?

 Don DeBuck - Computer Sciences Corporation - CFO

 That's right and that's the point I tried to make that two plus years ago, we had the formal announced restructuring program where those costs appeared in the special items line as we said at the investor day, we wouldn't do that anymore. We weren't going to have those formal restructuring programs. We would be doing this as the situation arose and therefore it would flow through normal operations.

 Greg Smith - Merrill Lynch - Analyst

 Perfect. The only debt you have coming due within the next couple years, in ' 09 a couple hundred million and nothing else 2011 or 2012I think.

 Don DeBuck - Computer Sciences Corporation - CFO

 That's right. I was going to say the $200 million that is due at the end of our fiscal year here and then nothing next fiscal year.

 Greg Smith - Merrill Lynch - Analyst

 The cash we see on the balance sheet, the $742 million, how much of that is in the US and is that all freely available to you?

 Don DeBuck - Computer Sciences Corporation - CFO

 Are you talking about the with th draw down of the credit facility or on the balance sheet there?

 Greg Smith - Merrill Lynch - Analyst

 What is on the balance sheet today. It represents already drawing down the credit facility, does it not?

 Don DeBuck - Computer Sciences Corporation - CFO

 No, no, it is very important to understand. It is an October 3rd balance sheet and we didn't draw down the credit facility until mid October. So it does not reflect the draw down of the credit facility. It does reflect that we had started to build incremental-- the end of September-- it just became an increasingly troubled market-- those who buy commercial paper think of money market funds who could not predict the redemptions that they were going to cash because we started to see the next day-- started going for very short maturities-- one-day-- rather than the previous much longer term maturities we were able to sell the commercial paper market and just decided to pull the credit facility.

 Greg Smith - Merrill Lynch - Analyst

 I don't believe you said what that is rate is is is assumed in your guidance for 3Q and 4Q?

 Don DeBuck - Computer Sciences Corporation - CFO

 I did. If you give me a second, I can repeat it here for you . Give me one second here . I think -- give me one second. Again, adjusting for the net tax benefit from the IRS provision it is mid to upper 30% with Q3 at nearly 40% and Q4 at

 Mike Laphen - Computer Sciences Corporation - Chairman, CEO

 Thank you, Greg, and that will conclude our call and we would like to thank everyone who dialed in and we will talk to you next quarter. Thank you very much